TG Therapeutics, Inc. Announces Presentation of Encouraging Clinical Activity of TGR-1202 in an
Ongoing Multi-center Phase I Clinical Study

•	All evaluable CLL patients treated with once daily TGR-1202 at 800 mg exhibited significant nodal reductions with 3 of 4 patients achieving >50% nodal partial response
•	TGR-1202 appears well tolerated; no hepatic toxicity observed; limited GI side effects with no Grade 3 or greater GI toxicity
•	Activity correlates with higher drug exposure; linear pharmacokinetics observed through 1200 mg QD dose cohort
•	Half-life in excess of 24 hours supports once daily dosing
•	1200mg QD cohort cleared without defining an MTD; dosing continues at 1800 mg

NEW YORK, Dec 9, 2013 — TG Therapeutics, Inc. (Nasdaq: TGTX), an innovative, clinical-stage biopharmaceutical company today announced clinical results from an ongoing first-in-human Phase I single agent study of TGR-1202, the Company’s oral PI3K-Delta inhibitor being developed for the treatment of select hematologic malignancies. Data from the Phase I dose-escalation study are being presented today at a poster session during the 55th American Society of Hematology Meeting (ASH) in New Orleans, LA.

The multi-center Phase I study is being conducted in the United States in patients with relapsed and refractory Chronic Lymphocytic Leukemia (CLL), non-Hodgkin’s Lymphoma (NHL) and other select hematologic malignancies with no limit on prior therapies. Once daily oral administration of TGR-1202 is being evaluated in a 3+3 dose escalation design with the primary study objectives being to determine the safety and tolerability, pharmacokinetic profile, and maximum tolerated dose (MTD) of TGR-1202 with secondary objectives of assessing pharmacodynamics and preliminary efficacy signals.

Today’s poster presentation includes data from 22 patients with relapsed and refractory hematologic malignancies treated with TGR-1202 at doses ranging from 50 mg to 1200 mg QD. Evaluable patients included CLL (10), indolent NHL (5), Hodgkin’s Lymphoma (3) and one patient each with Mantle Cell Lymphoma, Germinal Center Diffuse Large B-cell Lymphoma (DLBCL) and Hairy Cell Leukemia.

Key data presented from the study include:

Safety and Tolerability

TGR-1202 appears to be well-tolerated with no dose-related trends in adverse events observed. Grade 3 events have been limited and no patient has discontinued study drug due to an adverse event. Notably, of the 22 patients evaluable for safety, no hepatotoxicity or Grade 3 or greater GI side effects were observed. No MTD has been achieved and dose escalation is ongoing, now dosing patients at 1800 mg QD.

Pharmacokinetics

Pharmacokinetic evaluation for TGR-1202 displays linear kinetics through 1200 mg QD. TGR-1202 was found to be rapidly absorbed (Tmax of approximately 2 hours) with an estimated effective steady state half-life (t½) exceeding 24 hours which supports once daily (QD) oral administration of TGR-1202.

Clinical Activity

Nineteen patients were evaluable for efficacy, which included all patients up through the 800 mg QD cohort. Patients in the 1200mg QD cohort were too early to evaluate.

Nodal responses were observed at the 800 mg cohort. In this cohort, 100% of the evaluable CLL patients demonstrated significant nodal reductions of which 3 of 4 patients achieved a nodal partial response (>50% reduction) at the first response assessment. In addition to the activity observed in CLL, a heavily pre-treated patient (6 prior lines of therapy) with refractory Germinal Cell DLBCL, an aggressive form of NHL, achieved a 40% reduction in tumor burden at first response assessment on a dose of 400 mg QD of TGR-1202 and continues on study (5+ months).

As of December 1, 55% of patients remained on study, with on-study durations ranging from 1 month for the recent 1200 mg cohort patients to 9+ months. Patients in previous cohorts are allowed to dose-escalate once a higher dose level has been cleared for safety evaluation, as such, all patients on study are currently being treated at 800 mg QD or higher.

Enrollment into the study continues, with an expansion cohort recently opened at 800 mg QD as dose escalation continues.

Dr. Michael Savona, the Principal Investigator for the study and Director of Leukemia Research at the Sarah Cannon Research Institute in Nashville, TN stated “TGR-1202 has an excellent safety profile and linear pharmacokinetics in our Phase I study. The liver toxicity seen with similar B-cell receptor antagonists has thus far been absent. Likewise, we are excited to see considerable activity at doses above 400mg, and continue to escalate.”

Michael S. Weiss, the Company’s Executive Chairman and Interim CEO commented on the data, “We are very encouraged by these initial results which suggest that TGR-1202 is well-tolerated with evidence of meaningful activity in a relapsed/refractory patient population, despite not yet having established our MTD. While expanding enrollment at the 800 mg dose level, we look forward to continuing dose-escalation in this trial to fully characterize the pharmacokinetic profile of TGR-1202 as well as the dose exposure/ response relationship with the goal of identifying an optimal dose for TGR-1202.”

The poster, entitled “A Phase I Dose Escalation Study of TGR-1202, a Novel PI3K-delta Inhibitor for Patients with Relapsed or Refractory Hematologic Malignancies,” is being presented on Monday, December 9, 2013 from 6:00 – 8:00PM CT in Hall G at the Ernest N. Morial Convention Center, New Orleans, LA, a copy of which is available at www.tgtherapeutics.com/pipeline/publications.cfm.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is an innovative, clinical-stage biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and other underserved therapeutic needs. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycol-engineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor, jointly with Rhizen Pharmaceuticals S A. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for TG-1101 and TGR-1202 may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101 and TGR-1202; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101 and TGR-1202 will not be reproduced in additional patients or in future studies; the risk that TGR-1202 will not produce satisfactory safety and efficacy results to warrant further development following completion of the current phase 1 study; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

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CONTACT:	Jenna Bosco
Director- Investor Relations
TG Therapeutics, Inc.
Telephone: 212.554.4484
Email: ir@tgtxinc.com